Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

Nov 21, 2025

Party A: Next Investment Group Limited

Party B: Global Nexgen Limited

WHEREAS, Party A firmly believes in the long-term value of Bitcoin as a global strategic reserve asset, especially when suitable investment opportunities arise during the recent decline in Bitcoin prices;

WHEREAS, Party B has a significant industry foundation in the Bitcoin mining industry, holding a large amount of Bitcoin from legitimate sources, and need to seek hedging solutions to avoid profit losses caused by market price crashes;

WHEREAS, The parties intend to establish a long-term strategic partnership.

The parties hereby agree as follows:

1.	Transaction Intent Both Parties acknowledge their mutual interest in establishing a long-term strategic cooperation (the “Strategic Partnership”). As a key component of this Partnership, Party A expresses its non-binding intention to, during a period of one (1) year from the Effective Date of this MOU, undertake one of the following transactions (collectively, the “Potential Transaction”):

Option 1: BTC Asset Purchase
Party A may purchase from Party B up to ten thousand (10,000) Bitcoin (BTC). The purchase price for each BTC shall be fixed at eighty-four thousand U.S. dollars (US $84,000) (the “Locked Price”), regardless of the prevailing market price at the time of execution.

Option 2: Acquisition of Party B
Party A may acquire all of the issued and outstanding shares of Party B. The acquisition consideration payable by Party A shall be an amount equal to the product of (a) the total number of BTC owned and held on the balance sheet of Party B as of the closing date of the acquisition, and (b) the Locked Price of US $84,000.

2.	Locked Long-Term Purchase Price Fixed purchase price per Bitcoin: USD 84,000 per BTC This price is locked for the entire one-year period and will not adjust with market fluctuations.

3.	Execution Method Within 90 days of signing this MOU, the parties shall negotiate and execute a formal Bitcoin Acquisition Framework Agreement detailing tranche schedule, OTC settlement, custody, compliance review, etc. Party A shall have priority call rights at the fixed price. The parties shall ensure all transactions comply with applicable AML and KYC requirements in their respective jurisdictions.

4.	Non-Binding Nature This MOU is non-binding and constitutes an expression of intent only. Either party may terminate further negotiations without liability.

5.	Confidentiality Both parties shall keep the content of this MOU and related negotiations strictly confidential without the other party’s written consent.

6.	Exclusivity of Negotiations For 90 days from signing, the parties owe each other exclusive negotiation obligations.

7.	Governing Law and Dispute Resolution This MOU shall be governed by the laws of the State of New York. Any dispute shall first be resolved through amicable negotiation, failing which it shall be submitted to the Singapore International Arbitration Centre (SIAC).

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding in duplicate, effective upon signature.

Party A:

CEO
Next Investment Group Limited
Date: November 21, 2025

Party B:

COO
Global Nexgen Limited
Date: November 21, 2025